Exhibit 99.1

The St. Joe Company Reports First Quarter 2005 Net Income of $0.20
    Per Share, an Increase of 17.6 Percent Over First Quarter 2004


    JACKSONVILLE, Fla.--(BUSINESS WIRE)--April 20, 2005--

                JOE Raises Guidance for Full-Year 2005;
     JOE 2005 Earnings Per Share Now Expected to be $1.60 to $1.75

    The St. Joe Company (NYSE:JOE) today announced that its Net
Income for the first quarter of 2005 was $15.2 million, or $0.20 per share, compared with $13.0 million, or $0.17 per share, for the first quarter of 2004. All per share references in this release are presented on a diluted basis.
    "During the first quarter of 2005, our real estate activity was robust across all our segments," said Peter S. Rummell, chairman and CEO of JOE. "Solid performance continues, both in terms of price appreciation and sales velocity. Momentum continues to build in Florida's favor - particularly in Northwest Florida. We are pleased with the strong sales across our residential projects. Our strategy of carefully managing releases at our resort towns is capturing the increasing values at these communities."
    "At the same time, we continue to see evidence that the major demographic shift we have talked about for several years is now in fact underway," said Rummell. "Last week the U.S. Census Bureau released new data identifying the nation's one hundred fastest growing counties. Florida leads the nation in the number of high-growth counties. This new data helps confirm what we've been saying for some time: Florida is the place to be."
    "It appears this demographic trend is beginning to manifest itself in facts on the ground," said Rummell. "It's most obvious in pricing power. JOE's Gulf coast land values are moving closer to those of more established southern coastal resort areas. Over time, those types of destinations will be our best comps - and our prime competitors."
    "Based on our strong first quarter, the progress we have made moving new projects to market and the significant price appreciation we are seeing in Northwest Florida, we are pleased to raise our guidance for the full year," said Rummell. "We now expect full-year results for 2005 to be between $1.60 and $1.75 per share."

    JOE's Pipeline Continues to Grow

    "The management of the entitlements process remains a clear focus, a core competency and a strategic advantage for us," said Kevin M. Twomey, JOE's president and COO. "We continue to improve our understanding of our land in Northwest Florida and to find higher and better uses for it. That is not only good for JOE, it is important for the future economic health of the region."
    "JOE's pipeline of residential projects extends well into the future, with approximately 29,000 units with land-use entitlements or in various stages of the land-use entitlements process, net of units sold or under contract through March 31, 2005, in a variety of markets across Florida," said Twomey.
    "The increase in the number of land parcels in residential areas with entitlements, particularly in Bay County, now allows JOE the opportunity to selectively choose whether to develop projects or sell entitled land to third parties on a finished-lot or undeveloped basis," said Twomey. "JOE is evaluating a number of these parcels to determine which approach, development or sell, would generate the maximum financial benefit to our shareholders."
    "JOE continues to create and develop the next generation of projects that provide more options and drive the region's value creation cycle," said Rummell. "During the first quarter, we continued predevelopment and design work at key communities with land-use entitlements. An example is WindMark Beach, where the entitlements process reached another important milestone late in the first quarter. With the expiration of challenge periods, state environmental permits for the project became final. Pending the receipt of remaining permits, we expect to start infrastructure construction by this summer."
    "Another example is Perico Island, where we now have land-use entitlements in hand for 686 upscale condominium units on 352 acres with spectacular views of The Gulf of Mexico to the Skyway Bridge across Tampa Bay," said Rummell. "We believe Perico Island will be an excellent performer, with sales activity expected to start in late 2006. Final permitting is required before construction can begin."

    Market Conditions

    "We continue to monitor economic conditions very closely, both nationally and in Florida," said Rummell. "Although interest rates have been trending upward, thus far we have seen no evidence that they are hurting our sales velocity or price appreciation. We are also monitoring the impact of rising gasoline prices on traffic from our key feeder markets."
    "For us, the more significant market factors are the power of Baby Boomer demographics and the strength of Florida's economy," said Rummell. "Florida's economic fundamentals are solid. Statewide, employers created 172,000 jobs last year, making Florida one of the fastest growing job markets in the country. And at the end of 2004, wages and salaries in Florida were up 6.1 percent from a year earlier."
    "Florida, where we have significant demographic and geographic advantages, has one of the nation's strongest economies," said Rummell. "Demographic and market research consistently shows strong demand for residential property in coastal Northwest Florida. This region is attracting the interest of a growing share of the Baby Boomer market. Demand among households qualified by age, wealth and likelihood to purchase a second or pre-retirement home is predicted to be strong and growing over the next 15 years. This has obvious and important strategic implications for JOE."

    JOE Invests in Southwest Georgia Land

    During the first quarter of 2005, JOE expanded its Investment Property Portfolio to include the acquisition of land in southwest Georgia for the continuing redeployment of tax deferred land proceeds. Previously, investments were made primarily in commercial office buildings. Through the middle of April 2005, JOE acquired approximately 47,000 acres at an aggregate purchase price of $57.5 million, or approximately $1,225 per acre.
    The majority of this land is located in Stewart County, approximately 100 miles north of the Florida border in the southwest part of Georgia between JOE's core land holdings in Northwest Florida and key JOE feeder markets including Atlanta.


                                OUTLOOK

    Full-Year Guidance for 2005 Raised

    "Building on a very solid first quarter and with a strong pipeline of business in place, we look ahead to the remainder of this year with increased confidence," said Anthony M. Corriggio, JOE's CFO.
    "In February of 2005, we said that we expected earnings per share for the full year 2005, excluding gains from conservation land sales, to be in the range of $1.35 to $1.50 per diluted share," said Corriggio.
    "We are pleased to now raise our guidance," said Corriggio. "JOE expects to have another strong year in 2005, with earnings per share to be in the range of $1.60 to $1.75 per share. These results are not expected to include any material conservation land sales gains."
    "We believe JOE's major segments will produce good results in 2005 as we bring a broad array of real estate products to market," said Corriggio.

    Towns & Resorts

    "We expect JOE's Towns & Resorts segment to drive a large part of the increase in earnings for 2005," said Corriggio. "We expect continued strong performance from WaterSound Beach and WaterColor. Several existing projects, notably Artisan Park, Victoria Park, Palmetto Trace, Rivercrest and Paseos, are expected to see earnings increases. Two new projects, SummerCamp and WaterSound West Beach, are also expected to generate income in 2005, subject to the receipt of necessary environmental permits."
    "Notably, our current expectations for 2005 do not include sales at four major projects we expect to bring to market in 2006: WindMark Beach, WaterSound, RiverTown and Perico Island," said Corriggio.

    Commercial Real Estate

    "We also anticipate strong performance from our commercial real estate segment this year," said Corriggio. "We expect 2005 results for this segment to significantly exceed 2004 results, primarily due to higher levels of commercial land sales and increased commercial development activity. We expect to generate significant earnings from the sale of commercial land, multi-family parcels and retail parcels in Panama City Beach. We expect commercial results to include pretax income of approximately $7.0 million from building sales and approximately $2.0 million from a land sale in Houston."

    St. Joe Land Company

    "We also expect St. Joe Land Company to deliver higher pretax income in 2005, albeit with a substantially different mix of earnings sources," said Corriggio. "RiverCamps is expected to deliver meaningful income in 2005, with more sales and increased unit pricing throughout the remainder of the year. We also expect the balance of the 2005 Land Company sales mix to be comprised of smaller parcel retail sales and no large tract sales. In 2004 large parcel sales over $2.0 million contributed $31.0 million to pretax income."


                DIVIDENDS AND STOCK REPURCHASE PROGRAM


    A quarterly cash dividend of $0.14 per share of common stock was paid on March 31, 2005 to shareholders of record at the close of business on March 15, 2005.
    During the first quarter of 2005, the company expended an aggregate of $27.3 million for dividends and the acquisition of its shares. JOE acquired 232,403 of its shares at a cost of $16.6 million, an average price of $71.59 per share, during the first quarter. Of these amounts, 171,200 shares were acquired through open market purchases for $12.3 million (an average of $71.98 per share) and 61,203 shares of stock, having a value of $4.3 million, were surrendered by company executives as payment for the strike price and taxes due on exercised stock options or taxes due on the vesting of restricted stock.
    Table 1 summarizes the company's stock repurchase activity from 1998 through March 31, 2005.

                                Table 1
                       Stock Repurchase Activity
                        Through March 31, 2005

                            Shares
               ---------------------------------
                                                  Total Cost   Average
    Period      Purchased  Surrendered   Total   (in Millions)  Price
-------------- -------------------------------------------------------

1998            2,574,200     11,890   2,586,090      $55.5    $21.41
1999            2,843,200     11,890   2,855,090       69.5     24.31
2000            3,517,066         --   3,517,066       80.2     22.78
2001            7,071,300     58,550   7,129,850      176.0     24.67
2002            5,169,906    256,729   5,426,635      157.6     29.03
2003            2,555,174    812,802   3,367,976      102.9     30.55
2004            1,561,565    884,633   2,446,198      105.0     42.90
2005              171,200     61,203     232,403       16.6     71.59
               -------------------------------------------------------
Total/Weighted
 Average       25,463,611  2,097,697  27,561,308     $763.5    $27.67
               =======================================================


    On March 31, 2005, 76,023,896 JOE shares were outstanding. The number of weighted-average diluted shares in the first quarter of 2005 was 76,701,737. On March 31, 2005, approximately $111.2 million remained of the company's current stock repurchase authorization.
    "We continue to view the dividend and repurchase program as an important contributor to shareholder value," said Corriggio. "We are reaffirming that our benchmark for this program for the full-year 2005 is $125 million to $175 million."

                             ENTITLEMENTS


    JOE has a broad range of land-use entitlements in hand or in various stages of the approval process in Northwest Florida and other high-growth regions of the state.
    Table 2 summarizes JOE's Florida residential, resort and RiverCamps projects with land-use entitlements at March 31, 2005.

                                Table 2
                 Summary of Land-Use Entitlements (1)
      JOE Residential, Resort and RiverCamps Projects in Florida
                            March 31, 2005
                                                               Units
                                                            Sold/Under
                                             Total   Maximum  Contract
                                            Project  Project   As of
   Project                      County       Acres   Units(1) 3/31/05

Artisan Park (2)              Osceola          160      616       367
Bridgeport                    Gulf              13       36        10
CampCreek Golf Cottages       Walton            10       50         0
Cutter Ridge                  Franklin          10       24         0
East Lake Powell              Bay              181      360         0
Hawks Landing                 Bay               88      167         0
Palmetto Trace                Bay              138      480       349
Paseos (2)                    Palm Beach       175      325       323
Perico Island (3)             Manatee          352      686         0
Pier Park (Residential)       Bay               13      125         0
RiverCamps on Crooked Creek   Bay            1,500      450        38
RiverCamps on Sandy Creek     Bay            6,000      600         0
Rivercrest (2)                Hillsborough     413    1,382     1,280
RiverSide at Chipola          Calhoun          271       10         2
RiverTown                     St. Johns      4,170    4,500        23
SouthWood                     Leon           3,770    4,770       922
St. Johns Golf & County Club  St. Johns        820      799       680
SummerCamp                    Franklin         782      499         0
The Hammocks                  Bay              143      457       410
Timber Island (4)             Franklin          49      400         0
Victoria Park                 Volusia        1,859    4,000       791
Walton Corners                Leon              60       33         0
WaterColor                    Walton           499    1,140       821
WaterSound Beach              Walton           256      511       373
WaterSound Phase I            Walton           506      487         0
WaterSound West Beach         Walton            62      199         0
WaterMill                     Gulf              94      120         0
WaveCrest                     Bay                7       95         0
West Bay Landing              Bay            1,115      685         0
WindMark Beach                Gulf           2,080    1,662       104
                                           -------- -------- ---------
Total (5)                                   25,596   25,668     6,493

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Maximum project units represent the number of units entitled. The actual number of units to be constructed at full build-out may be lower than the number entitled.

(2) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.

(3) JOE has an option to purchase the land for this project.

(4) Timber Island entitlements are approved for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.

(5) Hampton Park and James Island, both in Jacksonville, are not included in this table since only two units remain to be sold, both of which are models.


    Table 3 summarizes JOE's Florida residential, resort and RiverCamps projects in the entitlements process as of March 31, 2005.


                                Table 3
            JOE Residential, Resort and RiverCamps Projects
          In the Land-Use Entitlement Process in Florida (1)
                            March 31, 2005
                                                            Estimated
                                                 Total       Maximum
                                                Project      Project
       Project                      County       Acres      Units (2)
-------------------------------   ----------  -----------  -----------
Cutter Ridge future phases         Franklin         10            30
Port St. Joe Millsite (3)          Gulf            126           600
WaterSound next phase              Walton          900 +         573
St. James Island (4)               Franklin      5,404         3,440
West Bay DSAP future phases (5)    Bay           9,908         5,157
                                              -----------  -----------
Total                                           16,348 +       9,800
                                              ===========  ===========

(1) All projects listed have significant entitlement steps remaining that could affect timing, scale and viability. There can be no assurance that these entitlements will ultimately be received. No RiverCamps projects were in the land-use entitlement process as of March 31, 2005.

(2) The actual number of units to be constructed at full build-out may be lower than the number ultimately entitled.

(3) JOE owns 50 percent of a joint venture that owns the Port St. Joe mill site.

(4) As shown on the proposed Franklin County St. James Island Future Land-Use Map Amendments. See St. James Island below for additional information.

(5) See description in West Bay Sector below.


    "JOE owns enough high-quality developable land to create value for decades," said Rummell. "We invest significant resources to study our land holdings and understand their development potential. Planning activities continue on JOE's land holdings and are focused on positioning our land to create shareholder value for a long time to come."
    On March 31, 2005, JOE owned approximately 820,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 346,000 acres within 10 miles of the coast of the Gulf of Mexico.

    St. James Island

    On April 5, 2005, the Franklin County Commission adopted an amendment to the county's comprehensive land-use plan. This includes a revised future land-use map for St. James Island, which could add land-use entitlements for up to 3,440 residential units on 5,404 JOE-owned acres.
    "This is a significant step in the entitlements process for a portion of the approximately 33,700 acres JOE owns in Franklin County," said Rummell. "St. James Island is a treasure in many ways. We recognize the unique natural aspects of Franklin County, and we are committed to preserving and respecting the unique heritage and habitat of this very special place."
    Land-use entitlements for JOE's SummerCamp project in Franklin County were previously approved and that project is not affected by this comprehensive plan amendment.
    "While many steps remain in a complex process, the positive vote from the Franklin County Commission earlier this month represents a significant benchmark," said Rummell. "We intend to plan and develop our land in Franklin County with a high degree of respect for the land."
    Final action on these land-use entitlements is subject to a compliance determination by the state and the expiration of challenge periods. In addition, certain regulatory and environmental permits are required before development can begin.

    West Bay Sector

    On March 22, 2005, the Panama City - Bay County Airport and Industrial District (Airport District) approved a motion to relocate the Panama City - Bay County International Airport to a site in western Bay County on land currently owned by JOE. Approval by the Airport District is one of many necessary steps required before the proposal to relocate the airport can proceed. Other remaining steps include the approval of the Federal Aviation Administration (FAA), the U.S. Army Corps of Engineers and other federal, state and local regulatory agencies as well as significant funding from federal, state and Airport District sources. JOE has publicly committed to donate up to 4,000 acres to support the airport relocation upon completion of all these steps.
    JOE has indicated its willingness to donate or set aside, by conservation easement or deed transfer, enough land necessary to mitigate for the environmental impacts of the relocation. The proposed project potentially impacts hundreds of acres of wetlands that may require more than 10,000 acres of mitigation. Final approval of a mitigation plan is required of the U.S. Army Corps of Engineers and the Florida Department of Environmental Protection. The mitigation would initiate the creation of the West Bay Preservation Area that would preserve thousands of acres of environmentally sensitive land, including virtually the entire shoreline of West Bay.
    In the first quarter of 2005, Enterprise Florida, Inc., a public-private partnership responsible for leading the State of Florida's economic development efforts, selected the proposed relocated airport and the West Bay Sector as one of three Florida sites to compete in a site selection process initiated by EADS, a large European aviation, defense and space corporation. EADS is seeking a site for an engineering facility and a proposed assembly plant for a U.S. Air Force aerial tanker. Enterprise Florida determined that a site at West Bay within the proposed airport could potentially meet EADS site selection criteria. At least 70 other sites in more than 30 states will also be considered by EADS. The current schedule anticipates EADS selecting a site by the end of 2005.
    Local and state economic development organizations, along with JOE, have started broad marketing efforts to attract other industrial and commercial users to West Bay.

                            SEGMENT RESULTS

    ST. JOE TOWNS & RESORTS

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's residential and resort development segment, was $22.7 million for the first quarter of 2005, compared with $9.1 million in the first quarter of 2004, excluding contributions from joint ventures.
    In the first quarter of 2005, St. Joe Towns & Resorts closed 405 units and generated revenues from housing and home sites of $128.5 million, compared to 465 units and $98.3 million in revenue in the first quarter of 2004. JOE accepted contracts for 534 units in the first quarter of 2005, compared to 538 units in the first quarter a year ago.
    "We are pleased with the strong sales across our residential projects," said Rummell. "Our strategy of carefully managing releases at our resort towns is capturing the increasing values at these communities."
    "For example, the average price for home sites released and closed at WaterSound Beach in the first quarter of 2005 was $942,000, compared to an average price of $605,000 for similar home sites in the previous release in last year's second quarter," said Rummell. "There were no home site releases in WaterSound Beach in the third or fourth quarters of 2004."
    "Palmetto Trace provides another example of strong demand," said Rummell. "Contracts were accepted at this primary home community in Panama City Beach for 51 homes in the first quarter this year at an average price of $237,000, compared to 42 homes at an average price of $139,100 in the first quarter a year ago. In the first quarter of 2005, JOE received 373 reservation requests for three releases totaling 38 homes. The average prices in the first quarter of both 2005 and 2004 reflect variations in product mix. The results from this year contained a greater percentage of single family homes, while last year there were more town homes."
    Tables 4 and 5 summarize sales activity for St. Joe Towns & Resorts for the first quarter of 2005, compared to the first quarter of 2004.


                                Table 4
                        St. Joe Towns & Resorts
                            Sales Activity
                         For the Three Months
                            Ended March 31,
                            ($ in millions)

                    2005                            2004
       ------------------------------- -------------------------------
       Number                          Number
         of            Cost of           of            Cost of
       Units            Sales  Gross   Units            Sales  Gross
       Closed  Revenue   (1)   Profit  Closed  Revenue   (1)   Profit
       ------  ------- ------- ------- ------  ------- ------- -------
Home
 Sites    62    $23.4    $5.8   $17.6    105    $23.7    $9.3   $14.4
Homes
 (2)     343    105.1    87.4    17.7    360     74.6    67.1     7.5
       ------  ------- ------- ------- ------  ------- ------- -------
Total    405   $128.5   $93.2   $35.3    465    $98.3   $76.4   $21.9
       ======  ======= ======= ======= ======  ======= ======= =======

(1) Cost of sales for home sites in the first quarter of 2005 consisted of $4.6 million in direct costs, $0.7 million in selling costs and $0.5 million in indirect costs. Cost of sales for home sites in the first quarter of 2004 consisted of $7.2 million in direct costs, $1.1 million in selling costs and $1.0 million in indirect costs. Cost of sales for homes in the first quarter of 2005 consisted of $74.8 million in direct costs, $5.4 million in selling costs and $7.2 million in indirect costs. Cost of sales for homes in the first quarter of 2004 consisted of $56.9 million in direct costs, $4.0 million in selling costs and $6.2 million in indirect costs.

(2) Homes include single family, multi-family and Private Resident Club (PRC) units. Multi-family and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included.

                                Table 5
                      Units Placed Under Contract
                         For the Three Months
                            Ended March 31,

                                   2005    2004    Percentage Change
                                  ------  ------  -------------------
Home Sites                           54      26        107.7 %
Homes (1)                           480     512         (6.3)
                                  ------  ------  -------------------
Total                               534     538         (0.7) %
                                  ======  ======  ===================

(1) Homes include single family homes, multi-family and PRC units. Paseos and Rivercrest, two joint ventures, are not included.

    Table 6 summarizes backlog at March 31, 2005 and 2004.


                                Table 6
                            Backlog (1) on
                               March 31,
                            ($ in millions)

                                   Units                Revenue
                                   -----                -------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Home Sites                        10         15       $1.7       $2.2
Homes                          1,090        882      387.8      231.4
                           ---------- ---------- ---------- ----------
Total                          1,100        897     $389.5     $233.6
                           ========== ========== ========== ==========

(1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $195.2 million at the end of the first quarter of 2005, compared to $102.8 million at the end of the first quarter of 2004.


    Northwest Florida

    "The resort and primary residential markets in Northwest Florida continue to be robust," said Rummell. "As we move into the spring season for our resort towns, we expect to have significant releases of homes and home sites at WaterColor and WaterSound Beach."

    WaterColor

    "WaterColor continues to produce excellent results," said Twomey. "The eight home sites released at WaterColor during the first quarter of 2005 were at prices ranging from $881,000 to $1,256,000, compared with eight home sites released during the first quarter of 2004 at prices ranging from $258,200 to $461,400. All units in both quarters' releases were oversubscribed."
    At March 31, 2005, only eight homes and eleven home sites remained in WaterColor's first three phases that have not been released for sale.
    "With WaterColor's success, interest in phase four is strong," said Twomey. "There are 182 units in this final phase of WaterColor, none of which have yet been released. Sales in phase four are expected to begin later in the second quarter of 2005."

    WaterSound Beach

    In the first quarter of 2005, 12 home sites were released in WaterSound Beach at an average price of $942,000.
    Closings of the 49 multi-family units at Compass Point are expected to begin in the third quarter and continue into early 2006. Contracts have previously been accepted for 48 units at an average price of $1.5 million.
    The remaining 43 units in Compass Point are scheduled to be released for sale in 2006. Construction of 22 of those units is scheduled to begin in late 2005, while construction of the last 21 units is expected to start in early 2006.
    As of March 31, 2005, 138 units, including eight beachfront home sites, remain to be sold in WaterSound Beach, which is entitled for 511 units. WaterSound Beach is set on over a mile of white sand beach in Walton County, five miles east of WaterColor.

    WaterSound West Beach

    Sales at WaterSound West Beach are expected to start in the third quarter of 2005 with prices comparable to WaterSound Beach, just over one half mile away.
    This is a high-end community with 199 units on the beach side of County Road 30A. Beach access is through the adjacent Deer Lake State Park.

    WaterSound

    Infrastructure construction continued during the first quarter at WaterSound, a resort community approximately three miles from WaterSound Beach. WaterSound is set between U.S. 98 and the Intracoastal Waterway in Walton County.
    WaterSound is being planned for the second home and pre-retirement markets with six and nine-hole golf courses along with pools and other amenities. We intend to wait for additional progress of the construction of the community amenities before beginning sales in early 2006.

    Palmetto Trace

    Palmetto Trace is a primary home community in Panama City Beach planned for 480 units on 138 acres. As of March 31, 2005, 131 units remained to be released and sold.

    Hawks Landing

    During the first quarter, JOE announced that it will develop and sell 167 home sites at Hawks Landing in Bay County to local and national home builders. Eighty-four of the home sites are reserved for homebuilders based in Northwest Florida. JOE has agreed to sell the remaining 83 home sites to D. R. Horton, Inc., a national home builder. "We believe the combination of Horton and local builders provides a broader range of consumer choice," said Twomey.
    Hawks Landing is an 88-acre primary home community in the city of Lynn Haven, a rapidly growing part of the region. Prices for home sites in Hawks Landing are initially expected to start at $50,000. Development is expected to start in the second quarter of 2005.

    WindMark Beach

    "WindMark Beach is being planned as a beachfront resort destination at the high-end of the market," said Twomey. "We initially planned to start sales in the new phases of WindMark Beach later this year, but have elected to wait for the higher values we believe can be achieved after additional progress is made on the construction of infrastructure and amenities."
    On March 31, 2005, all challenge periods for state environmental permits for WindMark Beach expired. Upon receipt of remaining permits, JOE expects to begin work simultaneously on the relocation of U.S. 98, the WindMark Beach town center and the initial portion of the 3.5-mile public beachfront trail system.
    WindMark Beach is a proposed mixed-use development on approximately 2,080 acres in Gulf County. Only five retail lots and one home of the 110 units in the first 80-acre phase remain to be sold; none of these units are currently for sale.

    Bridgeport

    Bridgeport is a new primary neighborhood in Port St. Joe designed to provide this market with additional housing choices at moderate prices for local working families. JOE has selected a local home builder to deliver finished homes to consumers. Bridgeport consists of 36 units on 13 acres with home prices expected to start under $100,000.

    SouthWood

    Contracts were accepted at SouthWood for 64 units in the first quarter of 2005, compared to 50 units in the first quarter of 2004. Planning continues for phase two. SouthWood is a primary home town in Tallahassee on 3,770 acres.

    SummerCamp

    Pending the receipt of environmental permits and the successful resolution of a legal challenge to one of them, sales of 52 home sites at SummerCamp in Franklin County are expected to close in late 2005.
    SummerCamp is a 499-unit development on 782 acres located approximately 45 miles south of Tallahassee on the Gulf of Mexico.

    Northeast Florida

    RiverTown

    Environmental permitting and predevelopment planning continues at RiverTown in St. Johns County. Land use entitlements for RiverTown were finalized in the first quarter of 2004 and environmental permits are pending. Infrastructure development is expected to begin in 2005 and sales in 2006.
    "JOE brings its master-planning expertise to more than 3.5 miles of frontage on the beautiful St. Johns River," said Twomey. "Planned for 4,500 units on 4,170 acres, we believe that RiverTown will be a significant performer for us in the years to come."

    St. Johns Golf & Country Club

    St. Johns Golf & Country Club is a primary residential community located in St. Johns County, the ninth fastest growing county in the nation, according to the U.S. Census Bureau.
    "Demand for homes in St. Johns Golf & Country Club remained strong in the first quarter," said Twomey. "JOE accepted contracts in the first quarter of 2005 for 16 homes at an average price of $460,000, compared to 26 homes at an average price of $355,800 in the first quarter of 2004."

    Central Florida

    Victoria Park

    JOE accepted 108 contracts in Victoria Park in the first quarter of 2005, up 57 percent over the 69 contracts for the same quarter in the previous year. The average price of contracted homes increased to $275,000 in the first quarter this year, compared with $226,800 in the first quarter last year.
    During the first quarter, Victoria Park was selected as the site of a Southern Living Idea House to be featured in the magazine's August issue. The home will be open to the public for tours during the summer of 2005.
    "Victoria Park performed very well in the first quarter of 2005," said Twomey. "We are seeing demand increase as more of the community amenities are completed. As a result, we are accelerating our development pace."
    Located between Orlando and Daytona Beach, Victoria Park sits on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for approximately 4,000 residences built among parks, lakes and conservation areas.

    Southwest Florida

    Perico Island

    "Perico Island is being designed as an environmentally sensitive community that we expect will set a new standard for quality in this Southwest Florida market," said Twomey. "Our development plan for Perico Island is a one-of-a-kind design solution specifically for this unique property. Approximately 80 percent of the property is to remain as open space with two lakes and an exterior perimeter of native vegetation. This project's small footprint stands in stark contrast to other developments in the area."
    "We intend to position Perico Island as an upscale community and plan to use our place-making expertise to establish Perico Island as a highly amenitized destination," said Twomey. "We believe that Perico Island can be an important source of future income."

    North and South Carolina

    For the first quarter of 2005, Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., closed 132 homes and accepted contracts for 178 homes, compared to 147 closings and 197 contracts in the first quarter of 2004.

    Joint Venture Communities

    Celebration, Artisan Park

    JOE accepted contracts for 41 condominiums in Artisan Park in the first quarter at an average price of $433,700, compared to 26 condominiums at an average price of $272,900 in the same period last year. In the first quarter of 2005, we accepted contracts on three single-family home sites and 14 single-family homes at average prices of $290,000 and $589,300, respectively, compared to six home sites and 56 single-family homes at average prices of $150,000 and $418,400, respectively, for the first quarter of 2004.
    "Artisan Park is performing well with the pace of sales and pricing running well ahead of our expectations," said Twomey. "We are increasing our production capability to meet the demand." Artisan Park is one of the last residential neighborhoods to be developed at Disney's town of Celebration near Orlando. JOE owns 74 percent of the joint venture developing Artisan Park and manages the project.

    Rivercrest and Paseos

    Rivercrest is a 1,382-unit primary residential community located just outside of Tampa. "We continue to see very strong sales at Rivercrest," said Twomey. JOE accepted contracts for 195 homes at an average price of $195,600 in the first quarter this year, compared to 158 homes at an average price of $155,300 in the first quarter last year. At March 31, 2005, there were 102 units remaining to be released and sold at Rivercrest.
    Paseos is a 325-unit primary residential community in Jupiter. At the close of the first quarter of 2005, only two units remained for sale at Paseos. JOE accepted a contract for one home for $773,000 in the first quarter of 2005.
    JOE owns 50 percent of the joint ventures developing Rivercrest and Paseos and manages each of the projects.
    Table 7 summarizes the sales activity at various residential communities for the first quarter of 2005 and the first quarter of 2004.

                                Table 7
                        St. Joe Towns & Resorts
                     Sales of Homes and Home Sites
                 For the Three Months Ended March 31,
                           ($ in thousands)

                                               2005
                              ----------------------------------------
                               Units     Avg.    Contracts     Avg.
                               Closed   Price   Accepted (1)  Price
                              -------- -------- ----------- ----------
WaterColor
  Home Sites                        8  $1,074.6          8   $1,074.6
  Single/Multi-Family Homes         0       N/A          0        N/A
  PRC Shares                        1     285.0          1      285.0
WaterSound Beach
  Home Sites                       12     941.8         12      941.8
  Single Family Homes               0       N/A          0        N/A
  Multi-Family Homes                0       N/A          0        N/A
Palmetto Trace
  Single Family Homes              36     153.0         51      237.0
The Hammocks
  Home Sites                        0       N/A          0        N/A
  Single Family Homes              22     158.9         27      138.9
WindMark Beach
  Home Sites                        0       N/A          0        N/A
Bridgeport
  Home Sites                       10      17.7         10       17.7
SouthWood
  Home Sites                       10     113.4          8      134.5
  Single Family Homes              51     231.8         56      262.4
St. Johns G & CC
  Home Sites                        8      60.6          0        N/A
  Single Family Homes              24     371.9         16      460.0
Hampton Park/James Island
  Single Family Homes               7     380.0          2      555.0
Victoria Park
  Home Sites                       11     100.8         13      134.9
  Single Family Homes              64     239.3         95      275.0
Artisan Park (2)
  Home Sites                        3     290.0          3      290.0
  Single Family Homes               6     469.0         14      589.3
  Multi-Family Homes                0       N/A         41      433.7
Paseos (2)
  Single Family Homes              26     433.3          1      773.0
Rivercrest (2)
  Single Family Homes              96     167.9        195      195.6
Saussy Burbank
  Single Family Homes             132     239.9        178      236.6


                                               2004
                              ----------------------------------------
                               Units     Avg.    Contracts     Avg.
                               Closed   Price   Accepted (1)  Price
                              -------- -------- ----------- ----------
WaterColor
  Home Sites                       60    $272.8          9     $401.1
  Single/Multi-Family Homes         5     777.9          4      833.0
  PRC Shares                        0       N/A         10      196.0
WaterSound Beach
  Home Sites                       11     375.3          0        N/A
  Single Family Homes               0       N/A          0        N/A
  Multi-Family Homes               50   1,146.3          7    1,498.6
Palmetto Trace
  Single Family Homes              10     178.6         42      139.1
The Hammocks
  Home Sites                        0       N/A          0        N/A
  Single Family Homes              21     156.5         26      153.1
WindMark Beach
  Home Sites                        0       N/A          0        N/A
Bridgeport
  Home Sites                        0       N/A          0        N/A
SouthWood
  Home Sites                       10      82.8          8       82.1
  Single Family Homes              53     220.8         42      240.9
St. Johns G & CC
  Home Sites                       12      74.9          0        N/A
  Single Family Homes              22     320.8         26      355.8
Hampton Park/James Island
  Single Family Homes              17     347.2         10      387.5
Victoria Park
  Home Sites                        6      84.8          3       63.8
  Single Family Homes              31     208.6         66      226.8
Artisan Park (2)
  Home Sites                        6     150.0          6      150.0
  Single Family Homes               4     363.5         56      418.4
  Multi-Family Homes                0       N/A         26      272.9
Paseos (2)
  Single Family Homes              32     378.0         76      441.6
Rivercrest (2)
  Single Family Homes              55     147.9        158      155.3
Saussy Burbank
  Single Family Homes             147     204.7        197      219.9

(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed.
    Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.

(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns &
    Resorts.


    Table 8 summarizes the units sold from project inception through March 31, 2005 at various St. Joe Towns & Resorts residential projects in Florida.

                                Table 8
                        St. Joe Towns & Resorts
           Units Sold in Florida Since Project Inception (1)
                        Through March 31, 2005

                                  Maximum                  Contracts
                                 Units (2)  Closed Units  Accepted (3)
                                ----------  ------------  ------------

WaterColor                         1,140           810           11
WaterSound Beach                     511           324           48
Palmetto Trace/The Hammocks          937           616          143
WindMark Beach                     1,662           104            0
Bridgeport                            36            10            0
SouthWood                          4,770           765          157
SummerCamp                           499             0            0
St. Johns Golf & Country Club        799           602           78
Hampton Park/James Island            523           517            4
Victoria Park                      4,000           579          212
Artisan Park (4)                     616           100          267
Paseos (4)                           325           165          158
Rivercrest (4)                     1,382           637          643
                                ----------  ------------  ------------
Total                             17,200         5,229        1,721
                                ==========  ============  ============

(1) Units include home sites, single family and multi-family units and PRC shares, with each PRC share interest treated as one-eighth of a unit.

(2) Maximum units represent the number of units with land-use entitlements. A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. The actual number of units to be constructed at full build-out may be lower than the number entitled.

(3) Contracts accepted, but not closed, at March 31, 2005.

(4) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE; their sales are not consolidated with the financial results of St. Joe Towns & Resorts.


    COMMERCIAL REAL ESTATE

    The commercial segment consists of St. Joe Commercial, Inc., JOE's commercial real estate development unit, and Advantis Real Estate Services Company, the Company's commercial real estate services unit. Pretax income from continuing operations from the commercial segment was $0.4 million for the first quarter of 2005, compared with $1.1 million in the same quarter of 2004.

    St. Joe Commercial

    For the first quarter of 2005, St. Joe Commercial had pretax income from continuing operations of $1.3 million, compared to $1.2 million in the first quarter a year ago.
    "Our commercial development division turned in a solid first quarter with strong commercial land sales in Northwest Florida," said Rummell. "During the first quarter of 2005, JOE sold eight Northwest Florida commercial land parcels, totaling 41 acres."
    "First quarter commercial land sales were strong with good pricing driven by increased sales at our commerce and business parks," said Twomey. "Commercial land sales averaged $114,000 per acre in 2005's first quarter, compared to $32,000 per acre in the first quarter a year ago. These prices reflect both increasing pricing and the different blends of the commercial land sold each quarter, which varied in its composition of retail, light industrial, multi-family and other commercial uses."
    "We are making progress toward parity in Northwest Florida commercial real estate pricing with other regions of the state," said Twomey. "We are seeing strengthening prices across the range of commercial uses including retail, light industrial and multi-family."
    Table 9 summarizes JOE's commercial land sales in Northwest Florida for the first quarters of 2005 and 2004.


                                Table 9
            St. Joe Commercial Northwest Florida Land Sales

                                                           Average
               Number of              Gross Sales Price   Price/Acre
   Land          Sales    Acres Sold    (in thousands)  (in thousands)
-------------  ---------  ----------  ----------------- --------------
                     Quarter Ended March 31, 2005

Unimproved            1          15               $808            $55
Improved              7          26              3,820            147
               ---------  ----------  ----------------- --------------
Total/Average         8          41             $4,628           $114
               =========  ==========  ================= ==============


                     Quarter Ended March 31, 2004

Unimproved            5          74             $2,343            $32
Improved              2           8                250             31
               ---------  ----------  ----------------- --------------
Total/Average         7          82             $2,593            $32
               =========  ==========  ================= ==============


    Northwest Florida

    Retail

    "Interest from large national retailers in Northwest Florida, and Panama City Beach in particular, continued to be strong in the first quarter," said Twomey. "We look forward to bringing new retail operators into the market later this year and in 2006 at higher per-square-foot prices."

    Business Parks

    During the first quarter of 2005, pricing increased in our business parks. In the SouthWood Business Park, a 3.7-acre parcel was sold to a financial institution for $1.2 million, or $321,000 per acre. Three parcels remain with one under contract. Approximately 550 jobs are currently projected for the park.
    At the Nautilus Court Business Park in Panama City Beach, a 2.6-acre parcel was sold to an office user for $1.0 million or $370,000 per acre.
    Construction continued in the first quarter on two buildings in SouthWood Town Center totaling approximately 37,000 square feet of commercial space. The Tallahassee YMCA will be an early tenant featuring a full-service health and fitness center. The buildings, which are currently 87 percent leased, were designed to accommodate offices, restaurants and other retail users.

    Commerce Parks

    During the first quarter, commercial land sales within JOE's commerce parks totaled $1.7 million, compared to $250,000 in the first quarter of 2004. JOE has five commerce parks operating or under development in five Northwest Florida counties.
    "We continued to see strong demand and pricing in the first quarter at JOE's commerce parks," said Twomey. "Many local businesses are buying parcels in commerce parks as new jobs are created in the region."
    Our newest commerce park, South Walton Commerce Park, opened in the fourth quarter of 2004. Two parcels, priced at $226,000 and $308,000 per acre, closed in the first quarter.
    At Beach Commerce Center, demand for office and light industrial land continues to be strong. Two parcels closed at prices ranging from $60,000 to $85,000 per acre. Additionally, there are currently seven parcels under contract and scheduled to close in the second and third quarters of 2005. Pricing on these contracts ranges from $80,000 to $110,000 per acre. A parcel with frontage, but no direct access to U.S. 98, is priced at approximately $436,000 per acre.
    At Port St. Joe Commerce Park, the last parcel in the first phase was sold at a price of $45,000 per acre in the first quarter of 2005, compared to $30,000 per acre for a similar parcel in the first quarter of 2004. Construction on the second phase has started with closings scheduled to begin later in 2005. Current pricing begins at $65,000 per acre.
    Table 10 summarizes the status of JOE's commerce parks, existing and under construction, throughout Northwest Florida as of March 31, 2005.

                               Table 10
                            Commerce Parks
                            March 31, 2005


                                    Net   Acres Sold/
                                 Saleable   Under      Current Asking
  Commerce Parks (1)      County   Acres   Contract    Price Per Acre
----------------------    ------ -------- ----------  ----------------
South Walton Commerce     Walton     39         10   $275,000-600,000
Beach Commerce            Bay       161        132    100,000-500,000+
Beach Commerce II         Bay       115         --     80,000-130,000
Port St. Joe Commerce     Gulf       58         58           Sold Out
Port St. Joe Commerce II  Gulf       40         --     65,000-135,000
Hammock Creek Commerce    Gadsden   114         27     35,000-150,000
Airport Commerce          Leon       40         --     65,000-260,000
                                 ------- ----------
Total                              567        227
                                 ======= ==========

(1) Includes existing commerce parks, as well as commerce parks under construction.


    Multi-Family

    As of March 31, 2005, JOE had three parcels for multi-family development under contract, totaling 44 acres at an average price of approximately $121,000 per acre. Another 15-acre parcel was closed during the quarter for $0.8 million or $55,000 per acre.
    "As Northwest Florida grows, multi-family residential products are an increasingly important housing option for this region," said Twomey. "This type of housing is an important aspect of the Northwest Florida economy as new workers arrive in the marketplace."

    Investment Property Portfolio

    As of March 31, 2005, JOE's portfolio of commercial office buildings (acquired through its redeployment program of tax deferred sales proceeds from the sale of land and buildings from the investment portfolio) totaled approximately 2.8 million square feet and represented an aggregate initial investment of $383 million. There were no changes to the portfolio composition during the first quarter compared to year-end 2004.
    Table 11 summarizes JOE's investment property portfolio of commercial buildings as of March 31, 2005.

                               Table 11
             Investment Portfolio of Commercial Buildings
                            March 31, 2005

                              Number of    Net Rentable     Leased
      Location                Properties    Square Feet    Percentage
--------------------         -----------  -------------  -------------
Florida
   Tampa                           5          489,000          84 %
   Orlando                         2          317,000          68
   Jacksonville                    1          136,000          57
   Northwest Florida               3          156,000          87
Atlanta                            8        1,289,000          89
Washington, D.C.                   1          119,000          97
Charlotte                          1          158,000         100
Richmond                           2          129,000          96
                             -----------  -------------  -------------
Total                             23        2,793,000          85 %
                             ===========  =============  =============


    Development Property Portfolio

    Table 12 summarizes the development property portfolio as of March
31, 2005.

                               Table 12
             Development Portfolio of Commercial Buildings
                            March 31, 2005

                         Market      Ownership  Net Rentable  Leased
     Property           Location     Percentage Square Feet Percentage
------------------- ---------------- ---------- ----------- ----------
Deerfield Commons I      Atlanta          40 %     122,000       95 %
Nextel Partners II  Panama City Beach    100        30,000      100
                                                ----------- ----------
Total                                              152,000       96 %
                                                =========== ==========

    Land Positions

    During the first quarter of 2005, JOE sold one commercial parcel located in Northern Virginia totaling 19 acres for gross proceeds of $7.1 million. Our current portfolio of commercial land held for investment includes 57 acres in Houston, Atlanta, Jacksonville and Orlando.
    Additionally, early in the second quarter of 2005, JOE sold 207 acres near the ship channel in the Port of Houston for $2.8 million. This parcel was originally acquired in 1946.

    Advantis

    Pretax loss from continuing operations in the first quarter of 2005 was $0.6 million before elimination of inter-company profits of $0.3 million. Advantis had pretax income from continuing operations of $0.3 million for the first quarter of 2004, before elimination of inter-company profits of $0.4 million.
    "The first quarter of each year is traditionally the most difficult in the commercial real estate services business," said Twomey. "The Advantis pipeline of business looks solid, and we are optimistic for the year."

    ST. JOE LAND COMPANY

    St. Joe Land Company had pretax income from continuing operations of $12.1 million in the first quarter of 2005, compared with $18.8 million in the first quarter of 2004.

    RiverCamps

    RiverCamps are planned settlements in rustic settings, offering personal retreats in private preserves. RiverCamps' low-density home sites are sold fee-simple and are surrounded by a large common area preserved for conservation. Two RiverCamps locations are currently being developed. Other potential RiverCamps locations in Northwest Florida are being evaluated.

    RiverCamps on Crooked Creek

    "We have seen strong pricing at RiverCamps on Crooked Creek," said Twomey. "Demand has remained strong as the average prices of home sites and the number of units released have increased. Each release is a blend of home site types from inland home sites, those with marsh views and others on the bay front."
    Table 13 summarizes home site releases at RiverCamps on Crooked
Creek.


                               Table 13
                          Home Site Releases
                      RiverCamps on Crooked Creek

                       Potential  Number                      Average
Release       Date      Buyers   of Units    Price Range       Price
-------   ------------ --------- -------- ----------------- ----------
One       October 2003     314       23     $84,000-249,000  $150,000
Two       July 2004        542       27     129,000-750,000   226,200
Three     January 2005     281       37     148,500-849,500   276,800
Four (1)  April 2005       N/A       47   174,500-1,000,000   339,300

(1) Release four closes on April 28, 2005. Price range is offering price.

    An increasing number of RiverCamps buyers are coming from outside the local market. Buyers from beyond a 120-mile radius of RiverCamps on Crooked Creek increased from 48 percent for RiverCamps' first release in 2003 to 60 percent for the second release in 2004, and to 70 percent for the third release in the first quarter of 2005.
    With the regulatory permits required to complete the project in hand, the pace of infrastructure development has accelerated with 190 home sites currently under development. The RiverCamps' "Entry Barn" is scheduled to be completed in May. Two RiverCamps prototype cabins are planned to be completed in late 2005. Construction of the boat launch and dock facility, ponds, nature trails and boardwalks is scheduled to start in the second quarter, and construction of the RiverHouse, a compound of several community amenities, is set to start in the third quarter.
    RiverCamps on Crooked Creek, located in Western Bay County, is entitled for up to 450 home sites on approximately 1,500 acres of former timberland and features views of West Bay, the Intracoastal Waterway and Crooked Creek.

    RiverCamps on Sandy Creek

    During the first quarter, planning continued for RiverCamps on Sandy Creek. Plans initially call for approximately 600 units on approximately 6,000 acres. RiverCamps on Sandy Creek features views of Sandy Creek and Little Sandy Creek and access to East Bay in eastern Bay County. Pending the receipt of land-use approvals and environmental permits, sales are planned for RiverCamps on Sandy Creek in 2006 or 2007.

    Rural Land Sales

    In the first quarter of 2005, JOE sold 6,930 acres of rural land at an average price of $1,942 per acre, compared to 7,968 acres in the same quarter a year ago for an average price of $2,836 per acre. In the first quarter of 2005, a 2,900-acre parcel was sold to the City of Panama City Beach for use as a spray field for $3.8 million, or $1,310 per acre. First quarter results from last year included the sale of one large parcel of 866 acres for $10.0 million, or $11,542 per acre. Similar high-value parcels, which could have been sold this year, have been withdrawn from the market in 2005 for higher-value use and execution in future years.

    Woodlands

    Woodlands are rural real estate products consisting of up to 1,000 acres in North and Northwest Florida designed for outdoor recreation and sold with little or no additional entitlements or amenities for residential use.
    "Over the past year, we have seen increasing demand from buyers from beyond a 120-mile radius," said Rummell. "An increasing number of buyers, coming primarily from South Florida, Atlanta and Birmingham, have allowed prices to strengthen. For example, buyers from beyond the 120-mile radius grew from 15 percent in 2002 to 25 percent in 2003, to 31 percent in 2004 and to 48 percent for the first quarter of 2005. Our marketing strategy is being adjusted to further broaden this customer pool."
    "In order to capture more of the growing values in Northwest Florida land, we are more focused on sales to the end user, rather than buyers who intend to subdivide parcels for resale," said Rummell. "This strategy shift to more retail sales to buyers who intend to use the land for a specific personal use is expected to continue to improve per acre pricing."
    During the first quarter, contracts were accepted for two home sites in RiverSide at Chipola, a 10-unit gated community on the Chipola River in Calhoun County, at $17,125 per acre. Current plans call for the release of two additional home sites later in 2005.
    Two well-located parcels with development potential were sold in Bay County during the first quarter of 2005. These parcels are too small for development by our land division. A 36-acre parcel was sold for $42,250 per acre and a 29-acre parcel was sold for $27,000 per acre.

    Farmsteads, Ranches, Other Land Products

    Farmsteads

    JOE's farmsteads include large home sites with room for a variety of outdoor activities. To be developed in a number of locations in Northwest Florida, farmsteads are being designed to feel 'old farm and equestrian,' while having proximity to suburban services for primary residences.
    "In developing the RiverCamps concept years ago, JOE discovered significant demand for a wide range of personal places to escape," said Rummell. Each farm site would include a home site for a main farmhouse along with sites for other optional buildings such as barns, guest houses and stables.
    Predevelopment planning started in the first quarter of 2005 at the first location near Tallahassee expected to total approximately 1,000 acres with each individual farm site consisting of 10 to 20 acres. Initial pricing is expected to range from $20,000 to $45,000 per acre for a typical farm site. Farm-hand services are being considered as an amenity. Sales of farmsteads are expected to begin in 2006.

    Ranches

    Predevelopment planning continued in the first quarter of 2005 on the initial Ranch properties in several locations in Northwest Florida. Ranches are expected to consist of 75 to 150-acre sites located within a 1,000 to 3,000-acre community. Ranch-hand services are being considered as an amenity. Ranches are being designed primarily as second-homes for outdoor enthusiasts.
    "Ranches are being planned to offer a wide range of recreational opportunities, with some shared sporting areas," said Rummell. "Many may be on or near rivers and land suited for wildlife habitation. Improvements include clearing, fencing, road stabilization and entry features."
    Initial pricing for Ranch parcels is expected to range from $4,500 to $7,500 per acre. Sales of Ranches are expected to begin in 2006.

    FORESTRY

    Pretax income from continuing operations for the forestry segment totaled $2.0 million for the first quarter of 2005 compared with $2.7 million in the first quarter of 2004.

                            FINANCIAL DATA

    Other Income (Expense)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $1.8 million in the first quarter of 2005, compared to an expense of $2.1 million in the first quarter of 2004.
    Table 14 summarizes other income (expense) for the first quarters of 2004 and 2005.


                               Table 14
                        Other Income (Expense)
                             (in millions)

                                               Quarter Ended March 31,
                                               -----------------------
                                                   2005        2004
                                               ----------- -----------
      Dividend and interest income                  $0.3        $0.1
      Interest expense                              (3.1)       (2.9)
      Other                                          1.0         0.7
                                               ----------- -----------
      Total                                        $(1.8)      $(2.1)
                                               =========== ===========


                               Table 15
                         Summary Balance Sheet
                             (in millions)

                                                 March 31,   March 31,
                                                   2005        2004
                                               ----------- -----------
Assets
Investment in real estate                          $989.6      $919.7
Cash and cash equivalents                            43.4        51.3
Prepaid pension asset                                95.0        93.2
Property, plant and equipment                        34.5        36.3
Other assets                                        266.2       154.7
                                               ----------- -----------
Total assets                                     $1,428.7    $1,255.2
                                               =========== ===========

Liabilities and Stockholders' Equity
Debt                                               $444.8      $379.1
Accounts payable, accrued liabilities               204.7       157.2
Deferred income taxes                               267.5       238.2
                                               ----------- -----------
Total liabilities                                   917.0       774.5
Minority interest                                    11.9         6.0
Total stockholders' equity                          499.8       474.7
                                               ----------- -----------
Total liabilities and stockholders' equity       $1,428.7    $1,255.2
                                               =========== ===========


                               Table 16
                             Debt Schedule
                             (in millions)

                                                 March 31,   March 31,
                                                   2005        2004
                                               ----------- -----------
  Revolving debt facility                           $50.0       $45.0
  Medium term notes                                 257.0       175.0
  Acquisition and other debt                         14.9        15.3
  Other collateralized/specific asset related
   debt                                             122.9       143.8
                                               ----------- -----------
   Total debt                                      $444.8      $379.1
                                               =========== ===========


                               Table 17
                   Consolidated Statement of Income
               ($ in millions except per share amounts)

                                               Quarter Ended March 31,
                                               -----------------------
                                                   2005        2004
                                               ----------- -----------
Revenues:
   Real estate sales                               $158.1      $135.7
   Realty revenues                                   25.5        19.1
   Timber sales                                       8.0         9.9
   Rental revenue                                    12.3         9.4
   Other revenues                                     8.2         7.4
                                               ----------- -----------
      Total revenues                                212.1       181.5
                                               =========== ===========
Expenses:
   Cost of real estate sales                        104.9        90.5
   Cost of realty revenues                           17.9        10.7
   Cost of timber sales                               5.2         6.0
   Cost of rental revenue                             4.5         3.9
   Cost of other revenues                             8.0         6.5
   Other operating expenses                          24.1        24.0
   Corporate expense, net                            11.9         9.2
   Depreciation and amortization                     10.4         8.4
                                               ----------- -----------
      Total expenses                                186.9       159.2
      Operating profit                               25.2        22.3
   Other income (expense)                            (1.8)       (2.1)
                                               ----------- -----------
Pretax income from continuing operations             23.4        20.2
Income tax expense                                   (9.3)       (8.0)
Minority interest expense                            (0.8)       (0.1)
Equity in income of unconsolidated affiliates         1.9         0.7
Discontinued operations, net of tax                    --         0.2
                                               ----------- -----------
Net income                                          $15.2       $13.0
                                               =========== ===========
Net income per diluted share                        $0.20       $0.17
                                               =========== ===========
Weighted average diluted shares
   outstanding                                 76,701,737  77,731,088


                               Table 18
                          Quarterly Revenues
                              By Segment
                             (in millions)

                                            Quarter Ended March 31,
                                            -----------------------
                                                2005        2004
                                            ----------- -----------
   Towns & Resorts                              $136.8      $105.7
   Commercial real estate                         49.5        43.3
   Land sales                                     17.8        22.6
   Forestry                                        8.0         9.9
                                            ----------- -----------
   Total revenues                               $212.1      $181.5
                                            =========== ===========


                               Table 19
                    Quarterly Segment Pretax Income
                      From Continuing Operations
                             (in millions)

        Mar 31 Dec 31 Sep 30 Jun 30 Mar 31 Dec 31 Sep 30 Jun 30 Mar 31
         2005   2004   2004   2004   2004   2003   2003   2003   2003
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Towns &
 Resorts $22.7  $24.7  $31.8  $34.4   $9.1  $13.2  $32.1  $23.0 $12.4
Com-
 mercial
 real
 estate    0.4   18.0    2.9    1.0    1.1    5.4   (1.5) (11.5)  2.9
Land
 sales    12.1   16.5   11.6   10.3   18.8   33.2   14.8   12.8  17.6
Forestry   2.0    2.1    1.9    2.4    2.7    2.3    1.6    2.2   1.9
Corporate
 and
 other   (13.8) (17.0) (13.6) (11.9) (11.5) (11.6) (11.9) (10.7) (8.1)
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Pretax
 income
 from
 con-
 tinuing
 oper-
 ations  $23.4  $44.3  $34.6  $36.2  $20.2  $42.5  $35.1  $15.8 $26.7
        ====== ====== ====== ====== ====== ====== ====== ====== ======


    Conference Call Information

    JOE will host an interactive conference call to review the Company's results for the quarter ended March 31, 2005 and discuss guidance for 2005 on Wednesday, April 20, 2005, at 10:00 a.m., Eastern Daylight Time.
    To participate in the call, please phone 800-762-6067 (for domestic calls from the United States) or 480-629-9566 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800-475-6701 (domestic) or 320-365-3844 (international) using access code 778035. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables, development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new product for sale;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2004 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration, various permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- weather conditions or natural disasters and the impact on future demand in Florida;

    -- changes in insurance rates and deductibles for property in Florida;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

    Copyright 2005, The St. Joe Company. "St. Joe," "JOE," "Advantis," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown,"
"SouthWood," "SummerCamp," "Victoria Park," "WaterColor,"
"WaterSound," "WindMark," and the "taking flight" design are service marks of The St. Joe Company. "Southern Living" is a registered trademark of Southern Living, Inc.


    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray, 904-301-4430 or
             JOE Investor Contact: Brad Slappey, 904-301-4302